Execution Copy

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 16th day of May, 2023,

BETWEEN:

RIEL B.V., a company governed by the laws of the Netherlands,
(the “Seller”),

- and -

TELUS INTERNATIONAL HOLDING INC., a company existing under the laws of the Province of British Columbia,
(the “Purchaser”)

In consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Parties covenant and agree as follows:

ARTICLE 1
interpretation

1.1	Defined Terms

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)             “Agreement” means this Share Purchase Agreement, including all amendments or restatements thereto;

(b)             “Business Day” means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia and are open for commercial banking business during normal banking hours;

(c)             “Company” means TELUS International (Cda) Inc., a company existing under the Business Corporations Act (British Columbia);

(d)             “Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, security interest of any nature, adverse claim, easement, right of occupation, any matter capable of registration against title, right of pre-emption, privilege or any contract to create any of the foregoing;

(e)             “Laws” means currently existing applicable statutes, rules, regulations, orders, ordinances or judgments, in each case, of any governmental authority and having the force of law;

(f)              “Parties” means the Seller and the Purchaser, collectively, and “Party” means any one of them;

(g)             “Purchase Price” has the meaning attributed to that term in Section 2.2;

(h)             “Sale Shares” means 2,500,000 TI MV Shares; and

(i)              “TI MV Shares” means the multiple voting shares in the capital of the Company.

1.2	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.7	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns.

1.8	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.9	Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.10	No Strict Construction

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

ARTICLE 2
PURCHASE AND SALE OF sale SHARES

2.1	Purchase and Sale of Sale Shares

Subject to the terms and conditions of this Agreement:

(a)             Purchase and Sale of Sale Shares. The Seller hereby sells, and the Purchaser hereby purchases, the Sale Shares;

(b)             Payment of Purchase Price. The Purchaser hereby agrees to pay the Purchase Price to the Seller as provided in Sections 2.2 and 2.3;

(c)             Transfer of the Sale Shares. The Seller shall execute and deliver to the Purchaser all such documents, certificates and instruments necessary to effectively transfer and assign the Sale Shares to the Purchaser with a good title, free and clear of all Encumbrances, and to deliver possession thereof to the Purchaser, including one or more share transfer powers with such verification as may be required by the transfer agent for the TI MVS Shares (including Medallion Guarantees) and such other documents as the transfer agent may request or require; and

(d)             Other Documents. The Seller and the Purchaser shall deliver such other documents as may be necessary to complete the transactions provided for in this Agreement.

2.2	Purchase Price

The purchase price payable by the Purchaser to the Seller for the Sale Shares (the “Purchase Price”) shall be US$42,250,000 in the aggregate, representing a price of US$16.90 per Sale Share.

2.3	Satisfaction of Purchase Price

Concurrently with the execution of this Agreement, the Purchaser shall pay to the Seller the Purchase Price, by wire of immediately available funds to the account specified by the Seller in writing to the Purchaser.

ARTICLE 3
representations and warranties of The Seller

The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Sale Shares:

3.1	Organization

The Seller is a company validly existing under the laws of the Netherlands and has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.

3.2	Authorization and Enforceability

This Agreement has been duly authorized, executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Purchaser in accordance with its terms, subject to any limitations imposed by Law, and will not violate or conflict with the constating documents of the Seller.

3.3	No Other Agreements to Purchase

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Sale Shares.

3.4	Ownership of Sale Shares

The Seller is the beneficial owner of, and has control or direction over, the Sale Shares with good title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Sale Shares are subject to any voting trust, shareholders agreement or voting agreement, except that certain Shareholders Agreement between TELUS Communications Inc., the Seller, and the Company dated as of February 5, 2021, as amended. The Seller has the sole right and power to dispose of the Sale Shares.

3.5	No Violation

The execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not result in either the material breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any material obligation of the Seller under any contract or applicable Law or the creation or imposition of any Encumbrance on any of the Sale Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows and acknowledges that the Seller is relying on such representations and warranties in connection with its sale of the Sale Shares:

4.1	Organization

The Purchaser is a corporation existing under the Laws of the Province of British Columbia and has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.

4.2	Authorization

This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Seller in accordance with its terms, subject to any limitations imposed by Law, and will not violate or conflict with the constating documents of the Purchaser.

4.3	No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in either the material breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any material obligation of the Purchaser under any contract or applicable Law.

4.4	Accredited Investor

The Purchaser is an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions.

4.5	No Broker or Finder

No investment bank, financial advisor, broker or finder has acted for such Purchaser in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Purchaser.

4.6	Non-reliance

The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Sale Shares, and is entering into such transaction with a full understanding of all of the terms, conditions and risks thereof and knowingly and willingly assumes such terms, conditions and risks. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and has had, and has, full access to such information about the Company and its business and operations as the Purchaser requires. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, NONE OF THE SELLER, THE SELLER’S AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (ORAL OR WRITTEN, EXPRESS OR IMPLIED) RELATING TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE SALE SHARES.

4.7	Sufficient Funds

The Purchaser has funds readily and unconditionally available sufficient to fund the payment of the Purchase Price.

ARTICLE 5
OTHER AGREEMENTS OF THE PARTIES

5.1	Expenses

Each Party shall pay all costs and expenses it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

5.2	Counterparts

This Agreement may be executed in counterparts and delivered by electronic means, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS OF WHICH the Parties have executed this Agreement.

RIEL B.V.

By:	/s/ R. Posthumus
Name: R. Posthumus
Title: Director

By:	/s/ G.J. van Spall
Name: G.J. van Spall
Title: Proxy Holder A

By:	/s/ G.J. van Spall
Name: G.J. van Spall
Title: Director

TELUS INTERNATIONAL HOLDING INC.
By:	/s/ Gopi Chande
Name: Gopi Chande
Title: SVP & Treasurer